EXHIBIT 2.1 - Form 8-K dated October 7, 1996

             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON,  D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                   Date of Report: October 7, 1996


                   ELECTRONIC SYSTEMS TECHNOLOGY INC.
                       (A Washington Corporation)

                     Commission File no. 2-92949-S
               IRS Employer Identification no. 91-1238077

                          415 N. Quay St. #4
                         Kennewick  WA  99336
                (Address of principal executive offices)


     Registrant's telephone number, including area code: (509) 735-9092






























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ITEM 5. OTHER EVENTS

On October 7, 1996, the Company issued a press release at the Instrument Society of America (ISA) tradeshow in Chicago, introducing the Company's newest product, the ESTeem Wireless Modem 192C. This press release is included by reference and is attached hereto as Exhibit 99.12.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS, AND EXHIBITS.

Exhibit 99.12 - Press release issued October 7, 1996.

















































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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

  /s/ T. L. KIRCHNER

By: T.L. Kirchner
President
Date: October 7, 1996














































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Exhibit 99.12 - Press Release Dated October 7, 1996

PRESS RELEASE

WIRELESS RADIO LAN GOES FOUR TIMES FASTER, ADDS INFRARED AND PHONE INTERFACES

ISA 96, CHICAGO, IL --- OCTOBER 7, 1996 --- ELECTRONIC SYSTEMS TECHNOLOGY, INC.
(EST)(OTC:ELST), a manufacturer of wireless communications hardware, announced the release of the ESTeem Model 192C, the newest and fastest member of its growing wireless-data communications products for commercial applications. The new ESTeem boasts a RF data rate four times faster than its current Model 96C while adding infrared and phone interfaces to the radio area network (RAN).
The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide. The Model 192C offers over 1,600 software selectable channels at a data rate of 19,200 bps, 2 to 4 watts RF output in the 450 to 470 MHz frequency range. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a sigle frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 15 miles to approximately 60 miles. The 12 VDC powered device can be operated from battery or solar panels in addition to 90-250 VAC, 50/60 Hz with its external power supply for world applications. The Model 192C has over 100 software programmable features, including internal protocol drivers for all the major programmable logic controllers, to allow the unit to be configured for any application.

Electronic Systems Technology, a publicly held corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST Marketing for more details.

                               www.esteem.com






















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APPENDIX

Item no. 1: (graphic material not included in the electronic filing format)

Located at the top left of the document was the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.